Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Welbilt, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Welbilt, Inc. and subsidiaries on Forms S-3 (File No. 333-238116 and 333-255537) and on Forms S-8 (File No. 333-209972, 333-211884, and 333-255538).

/s/ Grant Thornton LLP
Tampa, Florida
February 28, 2022